Exhibit 99.1

ALTRIA REPORTS 2020 FOURTH-QUARTER AND FULL-YEAR RESULTS;
PROVIDES 2021 FULL-YEAR EARNINGS GUIDANCE;
ANNOUNCES NEW $2 BILLION SHARE REPURCHASE PROGRAM

RICHMOND, Va. - January 28, 2021 - Altria Group, Inc. (Altria) (NYSE: MO) today reports its 2020 fourth-quarter and full-year business results, provides guidance for 2021 full-year adjusted diluted earnings per share (EPS) and announces that its Board of Directors (Board) has authorized a new $2 billion share repurchase program.

    “Altria delivered outstanding results in 2020 and managed through the challenges presented by the COVID-19 pandemic,” said Billy Gifford, Altria’s Chief Executive Officer. “Our tobacco businesses were resilient and we made steady progress toward our 10-year Vision to responsibly transition adult smokers to a noncombustible future.”

    “Our plans for the year ahead include accelerating investments in support of our 10-year Vision, which we expect to fund through the continued financial strength of our tobacco businesses. We expect to deliver 2021 full-year adjusted diluted EPS in a range of $4.49 to $4.62, representing a growth rate of 3% to 6% from an adjusted diluted EPS base of $4.36 in 2020.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q4 2020	Change vs. Q4 2019	Full Year 2020	Change vs. Full Year 2019
Net revenues	$6,304	4.9%	$26,153	4.2%
Revenues net of excise taxes	$5,055	5.3%	$20,841	5.3%

Reported tax rate	24.4%	72.7 pp	35.4%	(234.1) pp
Adjusted tax rate	24.9%	1.4 pp	24.8%	1.0 pp

Reported diluted EPS[2]	$1.03	100%+	$2.40	100%+
Adjusted diluted EPS[2,3]	$0.99	(2.0)%	$4.36	3.6%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings (losses) per share attributable to Altria.
3 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

As previously announced, a conference call with the investment community and news media will be webcast on January 28, 2021 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders
•Yesterday, Altria’s Board authorized a new $2 billion share repurchase program, which Altria expects to complete by June 30, 2022. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of Altria’s Board.
•Altria’s current annualized dividend rate is $3.44 per share, representing a dividend yield of 8.2% as of January 25, 2021.
•Altria has a long-term objective of a dividend payout ratio target of approximately 80% of adjusted diluted EPS. Future dividend payments remain subject to the discretion of Altria’s Board.

Noncombustible Products Business Platform
Heated Tobacco
•In December, the U.S. Food and Drug Administration (FDA) authorized the IQOS 3 device for sale in the U.S. The new device has a longer battery life and a faster re-charging time compared to the currently authorized 2.4 version. PM USA expects to begin selling the new device shortly and that it will be made available across all existing retail channels in the Atlanta, Charlotte and Richmond markets.
•In the fourth quarter, PM USA introduced IQOS devices for sale in select Charlotte convenience stores.
•PM USA recently introduced new packaging for Marlboro HeatSticks and has renamed the three currently authorized Marlboro HeatSticks variants as Amber, Blue Menthol and Green Menthol.
•As previously announced, PM USA plans to expand IQOS and Marlboro HeatSticks into four new metro markets and surrounding geographies in 2021.
Oral Tobacco
•In the fourth quarter, Helix expanded the distribution of on! by an additional 22,000 stores. on! is now available in approximately 78,000 stores as of the end of the fourth quarter, an increase of nearly 40% from the end of the third quarter and more than five times the store count from the end of 2019.
•In stores with distribution, on! achieved a retail share of 2.4 percentage points of the oral tobacco category for full-year 2020.
•In the fourth quarter, Helix reached annualized manufacturing capacity for on! of 50 million cans. Helix expects unconstrained on! manufacturing capacity for the U.S. market by mid-year 2021.

Impact of COVID-19 Pandemic
Effect on Financial Results
•For full-year 2020, Altria recorded net pre-tax charges of $50 million (all of which were recorded in the second quarter), directly related to costs for disruptions caused by, or efforts to mitigate the impact of, the COVID-19 pandemic. These net pre-tax charges included premium pay, personal protective equipment and health screenings, partially offset by certain employment tax credits.
•In 2020, Ste. Michelle’s on-premise and direct-to-consumer sales were significantly impacted by COVID-19 and Ste. Michelle expects continued impact to these sales channels while many governmental restrictions on dining and gatherings remain in place.
◦For full-year 2020, Ste. Michelle recorded pre-tax charges of $411 million in cost of sales, consisting primarily of a $292 million inventory write off and $100 million in estimated losses on future non-cancelable grape purchase commitments. The pre-tax charges were based on wine inventory levels significantly exceeding forecasted product demand.

Impact on Tobacco Business Operations
•To date, Altria’s tobacco businesses have not experienced any material adverse effects associated with governmental actions to restrict consumer movement or business operations, but continue to monitor these factors. The majority of retail stores in which their products are sold, including convenience stores, have been deemed to be essential businesses by authorities and remain open.

•Altria continues to monitor the macroeconomic risks of COVID-19 and its effect on adult tobacco consumers (ATCs), including stay-at-home practices, disposable income (which may be impacted by unemployment rates and fiscal stimulus), purchasing patterns and adoption of noncombustible products.
Impact on ABI and Cronos Investments
•ABI has been impacted by COVID-19, resulting in (i) a 50% reduction to its final 2019 dividend paid in the second quarter of 2020 and a decision to forgo its interim 2020 dividend that would have been paid in the fourth quarter of 2020; (ii) the withdrawal of its guidance for 2020 due to the uncertainty and volatility; and (iii) a goodwill impairment charge related to its Africa businesses in its second quarter of 2020 (which Altria recorded in the third quarter of 2020 due to its one-quarter lag in reporting ABI’s results). Although the environment remains volatile and uncertain, including renewed restrictions in several markets, ABI stated in its latest quarterly earnings report (third-quarter 2020) that it expects its performance in the second half of 2020 to be better than the first half of 2020. In addition, the extreme market disruption and volatility associated with COVID-19 resulted in a steep decline in ABI’s stock price in the first half of 2020. Although there was a gradual recovery in ABI’s stock price in the second half of 2020, the fair value of Altria’s investment in ABI remains below the carrying value. While Altria believes that this decline is temporary, it will continue to monitor its investment in ABI, including the impact of COVID-19 on ABI’s business and market valuation.
•Altria has considered the impact of COVID-19 on the business of Cronos, including its sales, distribution, operations, supply chain and liquidity. During the second quarter of 2020, Cronos recorded an impairment charge on goodwill and intangible assets as a result of the impact of COVID-19 (which Altria recorded in the third quarter of 2020 due to its one-quarter lag in reporting Cronos’s results). Altria will continue to monitor its investment in Cronos, including the impact of COVID-19 on Cronos’s business and market valuation.

JUUL Investment Update
In November, Altria exercised its right to convert its non-voting shares in JUUL to voting shares (Share Conversion) pursuant to its December 2018 investment in JUUL. Altria does not currently intend to exercise its additional governance rights obtained upon Share Conversion, including the right to elect directors to JUUL’s board, or to vote its JUUL shares other than as a passive investor, pending the outcome of the U.S. Federal Trade Commission litigation.

Following Share Conversion in the fourth quarter of 2020, Altria elected to account for its investment in JUUL under the fair value option. Under this option, Altria’s consolidated statement of earnings includes any cash dividends received from its investment in JUUL as well as any change in the fair value of the investment, which is calculated quarterly. These fair value changes are treated as special items and are excluded from Altria’s adjusted results.

2021 Full-Year Guidance
Altria expects its 2021 full-year adjusted diluted EPS to be in a range of $4.49 to $4.62, representing a growth rate of 3% to 6% from an adjusted diluted EPS base of $4.36 in 2020. While the 2021 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. Altria will continue to monitor conditions related to (i) unemployment rates, (ii) fiscal stimulus, (iii) ATC dynamics, including stay-at-home practices, disposable income, purchasing patterns and adoption of noncombustible products, (iv) regulatory and legislative (including excise tax) developments, (v) the timing and breadth of COVID-19 vaccine deployment and (vi) expectations for adjusted earnings contributions from its alcohol assets.

Altria’s 2021 full-year adjusted diluted EPS guidance range includes planned investments in support of its 10-year Vision, such as (i) marketplace investments to expand the availability and awareness of Altria’s noncombustible products, (ii) costs associated with building an industry-leading consumer engagement platform that enhances data collection and insights in support of ATC conversion to noncombustible products and (iii) increased noncombustible product research and development expense. Altria expects 2021 adjusted diluted EPS growth to come in the last three quarters of the year, primarily due to prior year comparisons, including one fewer shipping day for the smokeable products segment in the first quarter. Altria expects its 2021 full-year adjusted effective tax rate will be in a range of 24.5% to 25.5%.

Altria expects 2021 capital expenditures to be between $200 million and $250 million and depreciation and amortization expenses of approximately $250 million.

Altria expects 2021 cigarette industry volume trends to be most influenced by (i) adult smoker (AS) stay-at-home practices, (ii) unemployment rates, (iii) fiscal stimulus, (iv) cross-category movement, (v) the timing and breadth of COVID-19 vaccine deployment and (vi) AS purchasing behavior following the vaccine. Due to the uncertain timing and magnitude of each of these dynamics, Altria is not providing a cigarette industry outlook. Altria will continue to provide updates on the pandemic-driven and underlying AS behaviors observed in the category.

Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its adjusted effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, restructuring charges, asset impairment charges, acquisition-related costs, COVID-19 special items, equity investment-related special items (including any changes in fair value of the equity investment and any related warrants and preemptive rights), certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain nonparticipating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).

Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS or its reported effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its adjusted effective tax rate forecast.

ALTRIA GROUP, INC.

See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Fourth Quarter
•Net revenues increased 4.9% to $6.3 billion, primarily driven by higher net revenues in the smokeable products segment, partially offset by lower net revenues in the all other category (primarily driven by reductions in the estimated residual value of certain assets at PMCC in 2020). Revenues net of excise taxes increased 5.3% to $5.1 billion.
•Reported diluted EPS increased 100%+ to $1.03, primarily driven by 2019 impairment of JUUL equity securities, higher reported OCI in the smokeable products and oral tobacco products segments, a lower loss in the wine segment and income in 2020 from an increase in the estimated fair value of Altria’s investment in JUUL. These factors were partially offset by lower reported earnings from Altria’s investments in ABI (including ABI-related special items), higher income taxes (including special items), higher reported losses in the all other category (primarily driven by reductions in the estimated residual value of certain assets at PMCC in 2020), and lower net income on Cronos-related special items.

•Adjusted diluted EPS decreased 2.0% to $0.99, primarily driven by adjusted losses in the all other category (primarily driven by reductions in the estimated residual value of certain assets at PMCC in 2020), lower adjusted earnings from Altria’s investment in ABI, higher income taxes, higher corporate expenses (primarily driven by timing of spend) and higher financing costs, partially offset by higher adjusted OCI in the smokeable products segment.

Full Year
•Net revenues increased 4.2% to $26.2 billion primarily due to higher net revenues in the smokeable products and oral tobacco products segments, partially offset by lower net revenues in the all other category (primarily driven by reductions in the estimated residual value of certain assets at PMCC in 2020) and the wine segment. Revenues net of excise taxes increased 5.3% to $20.8 billion.
•Reported diluted EPS increased 100+% to $2.40, primarily driven by 2019 impairment of JUUL equity securities, higher reported OCI in the smokeable and oral tobacco products segments, lower net losses on Cronos-related special items, income in 2020 from an increase in the estimated fair value of Altria’s investment in JUUL and fewer shares outstanding. These factors were partially offset by 2020 impairment of JUUL equity securities (recorded in the third quarter of 2020), lower reported earnings from Altria’s investment in ABI (including ABI-related special items), inventory-related charges in the wine segment in 2020, higher income taxes (including special items) and higher reported losses in the all other category (primarily driven by reductions in the estimated residual value of certain assets at PMCC in 2020).
•Adjusted diluted EPS increased 3.6% to $4.36, primarily driven by higher adjusted OCI in the smokeable products and oral tobacco products segments and fewer shares outstanding, partially offset by lower adjusted earnings from Altria’s investments in ABI and Cronos, higher adjusted losses in the all other category (primarily driven by reductions in the estimated residual value of certain assets at PMCC in 2020), higher income taxes, lower adjusted OCI in the wine segment and higher financing costs.

Table 1 - Altria’s Adjusted Results

	Fourth Quarter			Full Year
	2020	2019	Change	2020	2019	Change
Reported diluted EPS	$1.03	$(1.00)	100+%	$2.40	$(0.70)	100+%
Asset impairment, exit, implementation and acquisition-related costs	0.02	0.06		0.18	0.15
Tobacco and health litigation items	—	0.01		0.03	0.03
ABI-related special items [1]	0.03	(0.17)		0.32	(0.16)
COVID-19 special items	—	—		0.02	—
Cronos-related special items	(0.04)	(0.06)		0.03	0.34
Impairment of JUUL equity securities	—	2.20		1.40	4.60
JUUL changes in fair value	(0.05)	—		(0.05)	—
Tax items	—	(0.03)		0.03	(0.05)
Adjusted diluted EPS	$0.99	$1.01	(2.0)%	$4.36	$4.21	3.6%
1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.

Asset Impairment, Exit, Implementation and Acquisition-Related Costs
•In the fourth quarter of 2020, Altria recorded pre-tax charges of $16 million (or $0.02 per share), primarily consisting of inventory-disposal costs and other charges associated with the wine business strategic reset.
•For full-year 2020, Altria recorded pre-tax charges of $431 million (or $0.18 per share), primarily consisting of (i) $292 million for a wine inventory write-off and $100 million for estimated losses on future, non-cancelable grape purchase commitments (both recorded in the first quarter) that Ste. Michelle believes no longer have a future economic benefit and (ii) $19 million for inventory disposal costs and other charges associated with the wine business strategic reset.
•In the fourth quarter of 2019, Altria recorded pre-tax charges of $116 million (or $0.06 per share), primarily due to the impairment of the wine segment goodwill and the cost reduction program announced in 2018 (Cost Reduction Program).
•For full-year 2019, Altria recorded pre-tax charges of $331 million (or $0.15 per share), primarily due to the Cost Reduction Program, acquisition-related costs associated with the JUUL and Cronos transactions, and the impairment of the wine segment goodwill.
Tobacco and Health Litigation Items
•For full-year 2020 and 2019, Altria recorded pre-tax charges of $83 million (or $0.03 per share) and $77 million (or $0.03 per share), respectively, for tobacco and health litigation items and related interest costs.
ABI-Related Special Items
•In the fourth quarter of 2020, losses from Altria’s investment in ABI included net pre-tax charges of $74 million (or $0.03 per share), consisting primarily of Altria’s share of ABI’s charges associated with early bond terminations.
•For full-year 2020, losses from Altria’s investment in ABI included net pre-tax charges of $763 million (or $0.32 per share), consisting primarily of Altria’s share of ABI’s (i) mark-to-market losses on certain ABI financial instruments associated with its share commitments, (ii) completion of the sale of its Australia subsidiary and (iii) goodwill impairment charge associated with its Africa businesses.
•In the fourth quarter and for full-year 2019, equity earnings from ABI included net pre-tax income of $394 million (or $0.17 per share) and $383 million (or $0.16 per share), respectively, consisting primarily of Altria’s share of ABI’s (i) completion of its initial public offering of a minority stake of its Asia Pacific subsidiary and (ii) mark-to-market gains on certain ABI financial instruments associated with its share commitments.
The special items above include Altria’s respective share of the specific amounts recorded by ABI, and may also include additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to Altria’s investment required under the equity method of accounting.
COVID-19 Special Items
•For full-year 2020, Altria recorded net pre-tax charges of $50 million (or $0.02 per share), directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic. These net pre-tax charges included premium pay, personal protective equipment and health screenings, partially offset by certain employment tax credits. The COVID-19 special items do not include the inventory-related implementation costs associated with the wine business strategic reset.

Cronos-Related Special Items
In the fourth quarter and for full-year 2020, Altria recorded net pre-tax (income) expense consisting of the following:

	Fourth Quarter		Full Year
($ in millions, except per share data)	2020	2019	2020	2019

(Gain) loss on Cronos-related financial instruments(1)	$(62)	$115	$140	$1,442
(Income) losses from equity investments (2)	(31)	(280)	(89)	(514)
Total Cronos-related special items - (income) expense	$(93)	$(165)	$51	$928
Earnings per share	$(0.04)	$(0.06)	$0.03	$0.34
(1) The 2020 and substantially all of the 2019 amounts are related to the non-cash change in the fair value of the warrant and certain anti-dilution protections acquired in the Cronos transaction.
(2) Amounts primarily include Altria’s share of Cronos’s non-cash change in the fair value of Cronos’s derivative financial instruments associated with the issuance of additional shares.
Impairment of JUUL Equity Securities
•For full-year 2020, Altria recorded a non-cash pre-tax impairment charge of $2.6 billion ($1.40 per share) due to the impairment of Altria’s equity securities in JUUL, which was recorded in the third quarter. A full tax valuation allowance was recorded for this charge that offset the tax benefit associated with the impairment charge.
•In the fourth quarter and for full-year 2019, Altria recorded non-cash pre-tax impairment charges of $4.1 billion (or $2.20 per share) and $8.6 billion (or $4.60 per share), respectively, reflecting the impairment of Altria’s equity securities in JUUL. A full tax valuation allowance was recorded for these charges that offset the tax benefit associated with the impairment charges.
Changes in JUUL Fair Value
•In the fourth quarter of 2020, Altria recorded a non-cash pre-tax unrealized gain of $100 million (or $0.05 per share) as a result of an increase in the fair value of Altria’s investment in JUUL. A corresponding adjustment was made to the JUUL tax valuation allowance.
Tax Items
•For full-year 2020, Altria recorded net income tax expense of $50 million (or $0.03 per share) primarily related to a tax basis adjustment to Altria’s investment in ABI and adjustments as a result of amended returns and audit adjustments related to prior years.
•In the fourth quarter of 2019, Altria recorded income tax benefits of $43 million (or $0.03 per share), primarily related to tax benefits of $94 million for adjustments as a result of amended returns, partially offset by tax expense of $27 million for a valuation allowance on foreign tax credits not realizable and $21 million related to a tax basis adjustment to Altria’s equity investment in ABI.
•For full year-2019, Altria recorded income tax benefits of $99 million (or $0.05 per share), primarily related to $105 million for adjustments as a result of amended returns and tax benefits of $100 million for the reversal of tax accruals no longer required, partially offset by tax expense of $84 million related to a tax basis adjustment to Altria’s equity investment in ABI and $38 million for a valuation allowance on foreign tax credits not realizable.

SMOKEABLE PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues increased 7.9%, primarily driven by higher pricing and higher volume, partially offset by higher promotional investments. Revenues net of excise taxes increased 9.1%.
•Reported OCI increased 10.8%, primarily driven by higher pricing, higher volume and lower tobacco and health litigation items, partially offset by higher promotional investments, higher resolution expenses and higher costs.
•Adjusted OCI increased 9.2%, primarily driven by higher pricing and higher volume, partially offset by higher promotional investments, higher resolution expenses and higher costs. Adjusted OCI margins were unchanged at 54.8%.

Full Year
•Net revenues increased 5.0%, primarily driven by higher pricing, partially offset by higher promotional investments. Revenues net of excise taxes increased 6.5%.
•Reported OCI increased 10.8%, primarily driven by higher pricing, lower costs and 2019 asset impairment, exit and implementation costs, partially offset by higher resolution expenses, higher promotional investments, COVID-19 related costs and lower volume.
•Adjusted OCI increased 10.2%, primarily driven by higher pricing and lower costs, partially offset by higher resolution expenses, higher promotional investments and lower volume. Adjusted OCI margins increased 1.9 percentage points to 56.4%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2020	2019	Change	2020	2019	Change
Net revenues	$5,567	$5,159	7.9%	$23,089	$21,996	5.0%
Excise taxes	(1,212)	(1,168)		(5,162)	(5,166)
Revenues net of excise taxes	$4,355	$3,991	9.1%	$17,927	$16,830	6.5%

Reported OCI	$2,376	$2,145	10.8%	$9,985	$9,009	10.8%
NPM Adjustment Items	4	—		4	—
Asset impairment, exit and implementation costs	2	13		2	92
Tobacco and health litigation items	6	29		79	72
COVID-19 special items	—	—		41	—
Adjusted OCI	$2,388	$2,187	9.2%	$10,111	$9,173	10.2%
Adjusted OCI margins [1]	54.8%	54.8%	0.0 pp	56.4%	54.5%	1.9 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Fourth Quarter
•Smokeable products segment reported domestic cigarette shipment volume increased 3.1%, primarily driven by trade inventory movements, partially offset by retail share losses.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 1%.
•When adjusted for trade inventory movements, total estimated domestic cigarette industry volumes increased by an estimated 0.5%.
•Reported cigar shipment volume increased 15.0%.

Full Year
•Smokeable products segment reported domestic cigarette shipment volume decreased 0.4%, primarily driven by retail share losses and other factors, partially offset by trade inventory movements and calendar differences.
•When adjusted for trade inventory movements and calendar differences, smokeable products segment domestic cigarette shipment volume decreased by an estimated 2%.
•When adjusted for trade inventory movements, calendar differences and other factors, total domestic cigarette industry volumes were unchanged versus the prior year.
•Reported cigar shipment volume increased 9.0%.

Table 3 - Smokeable Products: Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2020	2019	Change	2020	2019	Change
Cigarettes:
Marlboro	20,968	20,126	4.2%	88,858	88,473	0.4%
Other premium	1,070	1,097	(2.5)%	4,566	4,869	(6.2)%
Discount	1,796	1,893	(5.1)%	8,001	8,457	(5.4)%
Total cigarettes	23,834	23,116	3.1%	101,425	101,799	(0.4)%

Cigars:
Black & Mild	473	410	15.4%	1,790	1,641	9.1%
Other	2	3	(33.3)%	10	10	—%
Total cigars	475	413	15.0%	1,800	1,651	9.0%

Total smokeable products	24,309	23,529	3.3%	103,225	103,450	(0.2)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Retail Share and Brand Activity
Fourth Quarter
•Marlboro retail share of the total cigarette category increased 0.2 share points versus the prior year to 43.3%. Sequentially, Marlboro’s retail share of the total cigarette category was unchanged from the third quarter.
•The retail share for the discount cigarette segment was unchanged versus fourth-quarter 2019 at 24.5%. Sequentially, discount segment retail share increased 0.2 share points from the third quarter.

Full Year
•Marlboro retail share of the total cigarette category declined 0.3 share points to 43.0%.
•The retail share for the discount cigarette segment increased 0.3 share points to 24.5%.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Fourth Quarter			Full Year
	2020	2019	Percentage point change	2020	2019	Percentage point change
Cigarettes:
Marlboro	43.3%	43.1%	0.2	43.0%	43.3%	(0.3)
Other premium	2.3	2.4	(0.1)	2.3	2.5	(0.2)
Discount	3.7	4.1	(0.4)	3.9	4.0	(0.1)
Total cigarettes	49.3%	49.6%	(0.3)	49.2%	49.8%	(0.6)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in this service.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Fourth Quarter
•Net revenues increased 4.5%, primarily driven by higher pricing, partially offset by higher promotional investments. Revenues net of excise taxes increased 4.5%.
•Reported OCI increased 9.4%, primarily driven by higher pricing and favorable asset impairment, exit, implementation and acquisition-related costs, partially offset by higher promotional investments and higher costs.
•Adjusted OCI increased 4.3%, primarily driven by higher pricing, partially offset by higher promotional investments and higher costs. Adjusted OCI margins were essentially unchanged at 68.7%.

Full Year
•Net revenues increased 7.0%, primarily driven by higher pricing and higher volume, partially offset by higher promotional investments. Revenues net of excise taxes increased 7.3%.
•Reported OCI increased 8.7%, primarily driven by higher pricing, higher volume and favorable asset impairment, exit, implementation and acquisition-related costs, partially offset by higher costs and higher promotional investments (both of which included investments in on!).
•Adjusted OCI increased 7.3%, primarily driven by higher pricing and higher volume, partially offset by higher costs and higher promotional investments (both of which included investments in on!). Adjusted OCI margins were unchanged at 71.7%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2020	2019	Change	2020	2019	Change
Net revenues	$632	$605	4.5%	$2,533	$2,367	7.0%
Excise taxes	(32)	(31)		(130)	(127)
Revenues net of excise taxes	$600	$574	4.5%	$2,403	$2,240	7.3%

Reported OCI	$421	$385	9.4%	$1,718	$1,580	8.7%
Asset impairment, exit, implementation and acquisition-related costs	(9)	10		(3)	26
COVID-19 special items	—	—		9	—
Adjusted OCI	$412	$395	4.3%	$1,724	$1,606	7.3%
Adjusted OCI margins [1]	68.7%	68.8%	(0.1) pp	71.7%	71.7%	0.0 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Shipment Volume
Altria’s estimated oral tobacco industry shipment volume for the current and comparable periods includes moist smokeless tobacco (MST), snus and oral nicotine pouch products.

Fourth Quarter
•Oral tobacco products segment reported domestic shipment volume increased 0.5%, primarily driven by the industry’s growth rate, calendar differences and other factors, partially offset by retail share losses (primarily due to the growth of oral nicotine pouches) and trade inventory movements. When adjusted for calendar differences, trade inventory movements and other factors, oral tobacco products segment shipment volume increased by an estimated 0.5%.

Full Year
•Oral tobacco products segment reported domestic shipment volume increased 1.2%, primarily driven by the industry’s growth rate, calendar differences and other factors, partially offset by retail share losses (primarily due to the growth of oral nicotine pouches) and trade inventory movements.  When adjusted for calendar differences, trade inventory movements and other factors, oral tobacco products segment shipment volume increased by an estimated 1%.
•Total oral tobacco industry volume increased by an estimated 6% over the past six months, primarily driven by growth in oral nicotine pouches.

Table 6 - Oral Tobacco Products: Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2020	2019	Change	2020	2019	Change
Copenhagen	127.4	129.1	(1.3)%	522.4	522.2	—%
Skoal	51.3	53.6	(4.3)%	208.5	217.8	(4.3)%
Other [1]	23.7	18.6	27.4%	88.7	69.7	27.3%
Total oral tobacco products	202.4	201.3	0.5%	819.6	809.7	1.2%
1 Other includes Red Seal and on!.
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to the oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share & Brand Activity
Altria’s retail share performance for the current and comparable periods includes MST, snus and oral nicotine pouch products.

Fourth Quarter
•Oral tobacco products segment retail share was 49.0% and Copenhagen continued to be the leading oral tobacco brand with a retail share of 31.2%. Share losses for both the segment and Copenhagen were due to the growth of oral nicotine pouches.

Full Year
•Oral tobacco products segment retail share was 49.8% and Copenhagen continued to be the leading oral tobacco brand with a retail share of 31.9%. Share losses for both the segment and Copenhagen were due to the growth of oral nicotine pouches.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2020	2019	Percentage point change	2020	2019	Percentage point change
Copenhagen	31.2%	33.2%	(2.0)	31.9%	33.9%	(2.0)
Skoal	13.3	14.6	(1.3)	13.8	15.0	(1.2)
Other	4.5	3.6	0.9	4.1	3.6	0.5
Total oral tobacco products	49.0%	51.4%	(2.4)	49.8%	52.5%	(2.7)
Note: The oral tobacco products retail share results exclude international volume. Retail share results for oral tobacco products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products is defined by IRI as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE

Revenues, OCI and Shipment Volume
Ste. Michelle’s business has been significantly impacted by COVID-19, including lower on-premise and direct-to-consumer sales.

Fourth Quarter
•Net revenues decreased 12.6%, primarily driven by lower shipment volume.
•Reported OCI increased 75.5% to ($13) million, primarily driven by 2019 impairment of wine segment goodwill, partially offset by 2020 inventory-related charges (included in implementation costs in Table 8 below), lower shipment volume and higher costs.
•Adjusted OCI decreased 87.0% to $3 million, primarily driven by lower shipment volume and higher costs.
•Reported wine shipment volume decreased 13.3% to approximately 2.1 million cases.

Full Year
•Net revenues decreased 10.9%, primarily driven by lower shipment volume, partially offset by higher pricing.
•Reported OCI decreased 100%+ to ($360) million, primarily driven by 2020 inventory-related charges (included in implementation costs in Table 8 below) and lower shipment volume, partially offset by 2019 impairment of wine segment goodwill and higher pricing.
•Adjusted OCI decreased 30.1% to $51 million, primarily driven by lower shipment volume, partially offset by higher pricing.
•Reported wine shipment volume decreased 12.0% to approximately 7.3 million cases.

Table 8 - Wine: Revenues and OCI (Loss) ($ in millions)

	Fourth Quarter			Full Year
	2020	2019	Change	2020	2019	Change
Net revenues	$180	$206	(12.6)%	$614	$689	(10.9)%
Excise taxes	(5)	(6)		(19)	(21)
Revenues net of excise taxes	$175	$200	(12.5)%	$595	$668	(10.9)%

Reported OCI (Loss)	$(13)	$(53)	75.5%	$(360)	$(3)	(100.0)%+
Asset impairment, exit and implementation costs	16	76		411	76
Adjusted OCI	$3	$23	(87.0)%	$51	$73	(30.1)%
Adjusted OCI margins [1]	1.7%	11.5%	(9.8) pp	8.6%	10.9%	(2.3) pp
1 Adjusted OCI margins are calculated as OCI divided by revenues net of excise taxes.

Altria’s Profile
Altria’s wholly owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria owns an 80% interest in Helix Innovations LLC (Helix). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!® . Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
More information about Altria is available at altria.com, or follow Altria on Twitter, Facebook and LinkedIn.

Basis of Presentation
Altria reports its financial results in accordance with GAAP. Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2021 Full-Year Guidance.” Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s adjusted effective tax rate may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria uses the equity method of accounting for its investment in ABI and Cronos and reports its share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect Altria’s cash flows. Following Share Conversion in the fourth quarter of 2020, Altria elected to account for its investment in JUUL under the fair value option. Prior to this date, Altria accounted for its investment in JUUL as an investment in an equity security.
Altria’s reportable segments are smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton; oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix; and wine, produced and/or distributed by Ste. Michelle. Results for innovative tobacco products and PMCC are included in “All Other.”
Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020. These factors include the following:
•unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our, our subsidiaries’ or our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;
•government (including FDA) and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;
•tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult consumer purchases as a result of federal, state and local excise tax increases;
•unfavorable outcomes of any government investigations of Altria, our subsidiaries or investees;
•a successful challenge to our tax positions;
•the risks related to our and our investees’ international business operations, including failure to prevent violations of various U.S. and foreign laws and regulations such as laws prohibiting bribery and corruption;
•the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our financial performance and financial condition and on our subsidiaries’ and investees’ ability to continue manufacturing and distributing products, and the impact of health epidemics and pandemics on general economic conditions (including any resulting recession or other economic crisis) and, in turn, adult consumer purchasing behavior, which may be further impacted by any changes in government stimulus or unemployment payments;
•the failure of our tobacco and wine subsidiaries and our investees to compete effectively in their respective markets;
•the growth of the e-vapor category and other innovative tobacco products contributing to reductions in cigarette and MST consumption levels and sales volume;
•our tobacco and wine subsidiaries’ and our investees’ continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult consumers (including, where appropriate, through arrangements with, and investments in third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases;
•changes, including in economic conditions (due to the COVID-19 pandemic or otherwise), that result in adult consumers choosing lower-priced brands, including discount brands;
•the unsuccessful commercialization of adjacent products or processes by our tobacco subsidiaries and investees, including innovative tobacco products that may reduce the health risks associated with cigarettes and other traditional tobacco products, and that appeal to adult tobacco consumers;
•significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of the COVID-19 pandemic;
•the risks related to the reliance by our tobacco and wine subsidiaries on a few significant facilities and a small number of key suppliers and distributors, and the risk of an extended disruption at a facility of, or of service by, a supplier or distributor of our tobacco or wine subsidiaries or investees, including as a result of the COVID-19 pandemic;
•required or voluntary product recalls as a result of various circumstances such as product contamination or FDA or other regulatory action;
•the failure of our information systems or service providers’ information systems to function as intended, or cyber-attacks or security breaches;

•our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage and tobacco control actions;
•the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;
•our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment and our inability to dispose of businesses or investments on favorable terms or at all;
•the risks related to disruption and uncertainty in the credit and capital markets, including risk of access to these markets both generally and at current prevailing rates, which may adversely affect our earnings or dividend rate or both;
•impairment losses as a result of the write down of intangible assets, including goodwill;
•the risks related to Ste. Michelle’s wine business, including competition, unfavorable changes in grape supply, and changes in adult consumer preferences that have resulted and may continue to result in increased inventory levels and inventory write offs, and governmental regulations;
•the risk that any challenge to our investment in JUUL, if successful, could result in a broad range of resolutions including divestiture of the investment or rescission of the transaction;
•the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, compliance and regulatory risks at the international, federal, state and local levels, including actions by the FDA, and adverse publicity; potential disruptions to our investees’ management or current or future plans and operations; domestic or international litigation developments, government investigations, tax disputes or otherwise; and impairment of our investment in Cronos and changes in the fair value of our investment in JUUL;
•the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period subject to certain exceptions;
•the adverse effects of risks encountered by ABI in its business, including effects of the COVID-19 pandemic, foreign currency exchange rates and the impact of movements in ABI’s stock price on our equity investment in ABI, including on our reported earnings from and carrying value of our investment in ABI, which could result in impairment of our investment, and the dividends paid by ABI on the shares we own;
•the risks related to our inability to transfer our equity securities in ABI until October 10, 2021, and, if our ownership percentage decreases below certain levels, the adverse effects of additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors, and our potential inability to use the equity method of accounting for our investment in ABI;
•the risk of challenges to the tax treatment of the consideration we received in the ABI/SABMiller business combination and the tax treatment of our equity investment; and
•the risks, including criminal, civil or tax liability for Altria, related to Altria’s or Cronos’s failure to comply with applicable laws, including cannabis laws.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Source: Altria Group, Inc.

Mac Livingston, Vice President of Investor Relations
Richard.M.Livingston@altria.com

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings (Losses)
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2020	2019	% Change

Net revenues	$6,304	$6,007	4.9%
Cost of sales [1]	1,909	1,718
Excise taxes on products [1]	1,249	1,205
Gross profit	3,146	3,084	2.0%
Marketing, administration and research costs	474	511
Asset impairment and exit costs	(3)	85
Operating companies income	2,675	2,488	7.5%
Amortization of intangibles	18	16
General corporate expenses	77	45
Corporate asset impairment and exit costs	(1)	—
Operating income	2,581	2,427	6.3%
Interest and other debt expense, net	316	291
Net periodic benefit (income) cost, excluding service cost	(19)	3
(Income) losses from equity investments	(195)	(859)
Impairment of JUUL equity securities	—	4,100
(Gain) loss on Cronos-related financial instruments	(62)	115
Earnings (losses) before income taxes	2,541	(1,223)
Provision for income taxes	619	591
Net earnings (losses)	1,922	(1,814)	100%+
Net (earnings) losses attributable to noncontrolling interests	2	5
Net earnings (losses) attributable to Altria	$1,924	$(1,809)	100%+

Per share data:
Diluted earnings (losses) per share attributable to Altria	$1.03	$(1.00)	100%+

Weighted-average diluted shares outstanding	1,859	1,865	(0.3)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and income (losses) from equity investments is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$5,567	$632	$180	$(75)	$6,304
2019	5,159	605	206	37	6,007
% Change	7.9%	4.5%	(12.6)%	(100)%+	4.9%

Reconciliation:
For the quarter ended December 31, 2019	$5,159	$605	$206	$37	$6,007
Operations	408	27	(26)	(112)	297
For the quarter ended December 31, 2020	$5,567	$632	$180	$(75)	$6,304

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$2,376	$421	$(13)	$(109)	$2,675
2019	2,145	385	(53)	11	2,488
% Change	10.8%	9.4%	75.5%	(100)%+	7.5%

Reconciliation:
For the quarter ended December 31, 2019	$2,145	$385	$(53)	$11	$2,488

Asset impairment, exit, implementation and acquisition-related costs - 2019	13	10	76	(3)	96
Tobacco and health litigation items - 2019	29	—	—	—	29
	42	10	76	(3)	125

NPM Adjustment Items - 2020	(4)	—	—	—	(4)
Asset impairment, exit, implementation and acquisition-related costs - 2020	(2)	9	(16)	—	(9)
Tobacco and health litigation items - 2020	(6)	—	—	—	(6)
	(12)	9	(16)	—	(19)
Operations	201	17	(20)	(117)	81
For the quarter ended December 31, 2020	$2,376	$421	$(13)	$(109)	$2,675

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings (Losses)
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	2020	2019	% Change

Net revenues	$26,153	$25,110	4.2%
Cost of sales [1]	7,818	7,085
Excise taxes on products [1]	5,312	5,314
Gross profit	13,023	12,711	2.5%
Marketing, administration and research costs	1,855	1,983
Asset impairment and exit costs	(3)	158
Operating companies income	11,171	10,570	5.7%
Amortization of intangibles	72	44
General corporate expenses	227	199
Corporate asset impairment and exit costs	(1)	1
Operating income	10,873	10,326	5.3%
Interest and other debt expense, net	1,209	1,280
Net periodic benefit (income) cost, excluding service cost	(77)	(37)
(Income) losses from equity investments	111	(1,725)
Impairment of JUUL equity securities	2,600	8,600
(Gain) loss on Cronos-related financial instruments	140	1,442
Earnings (losses) before income taxes	6,890	766	100%+
Provision for income taxes	2,436	2,064
Net earnings (losses)	4,454	(1,298)	100%+
Net (earnings) losses attributable to noncontrolling interests	13	5
Net earnings (losses) attributable to Altria	$4,467	$(1,293)	100%+

Per share data[2]:
Diluted earnings (losses) per share attributable to Altria	$2.40	$(0.70)	100%+

Weighted-average diluted shares outstanding	1,859	1,869	(0.5)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and income (losses) from equity investments is shown in Schedule 5.

[2] Diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$23,089	$2,533	$614	$(83)	$26,153
2019	21,996	2,367	689	58	25,110
% Change	5.0%	7.0%	(10.9)%	(100.0)%+	4.2%

Reconciliation:
For the year ended December 31, 2019	$21,996	$2,367	$689	$58	$25,110
Operations	1,093	166	(75)	(141)	1,043
For the year ended December 31, 2020	$23,089	$2,533	$614	$(83)	$26,153

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	Wine	All Other	Total
2020	$9,985	$1,718	$(360)	$(172)	$11,171
2019	9,009	1,580	(3)	(16)	10,570
% Change	10.8%	8.7%	(100.0)%+	(100.0)%+	5.7%

Reconciliation:
For the year ended December 31, 2019	$9,009	$1,580	$(3)	$(16)	$10,570

Asset impairment, exit, implementation and acquisition-related costs - 2019	92	26	76	4	198
Tobacco and health litigation items - 2019	72	—	—	—	72
	164	26	76	4	270

NPM Adjustment Items - 2020	(4)	—	—	—	(4)
Asset impairment, exit, implementation and acquisition-related costs - 2020	(2)	3	(411)	—	(410)
Tobacco and health litigation items - 2020	(79)	—	—	—	(79)
COVID-19 special items - 2020	(41)	(9)	—	—	(50)
	(126)	(6)	(411)	—	(543)
Operations	938	118	(22)	(160)	874
For the year ended December 31, 2020	$9,985	$1,718	$(360)	$(172)	$11,171

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,212	$1,168	$5,162	$5,166
Oral tobacco products	32	31	130	127
Wine	5	6	19	21
All other	—	—	1	—
	$1,249	$1,205	$5,312	$5,314

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,103	$983	$4,432	$4,178
Oral tobacco products	2	3	9	10
All other	1	—	1	—
	$1,106	$986	$4,442	$4,188

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$69	$70	$279	$288
Oral tobacco products	1	1	5	5
	$70	$71	$284	$293

The detail of (income) losses from equity investments is as follows:

ABI	$(83)	$(589)	$223	$(1,229)
Cronos	(12)	(270)	(12)	(496)
JUUL	(100)	—	(100)	—
	$(195)	$(859)	$111	$(1,725)

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings (Losses) and Diluted Earnings (Losses) Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings (Losses)	Diluted EPS
2020 Net Earnings (Losses)	$1,924	$1.03
2019 Net Earnings (Losses)	$(1,809)	$(1.00)
% Change	100%+	100%+

Reconciliation:
2019 Net Earnings (Losses)	$(1,809)	$(1.00)

2019 ABI-related special items [1]	(312)	(0.17)
2019 Asset impairment, exit, implementation and acquisition-related costs	106	0.06
2019 Tobacco and health litigation items	22	0.01
2019 Impairment of JUUL equity securities	4,100	2.20
2019 Cronos-related special items	(176)	(0.06)
2019 Tax items	(43)	(0.03)
Subtotal 2019 special items	3,697	2.01

2020 NPM Adjustment Items	(3)	—
2020 ABI-related special items	(59)	(0.03)
2020 Asset impairment, exit, implementation and acquisition-related costs	(28)	(0.02)
2020 Tobacco and health litigation items	(5)	—
2020 JUUL changes in fair value	100	0.05
2020 Cronos-related special items	90	0.04
2020 Tax items	(12)	—
Subtotal 2020 special items	83	0.04

Change in tax rate	(33)	(0.02)
Operations	(14)	—
2020 Net Earnings (Losses)	$1,924	$1.03

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings (Losses) before Income Taxes	Provision for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS
2020 Reported	$2,541	$619	$1,922	$1,924	$1.03
NPM Adjustment Items	4	1	3	3	—
ABI-related special items	74	15	59	59	0.03
Asset impairment, exit, implementation and acquisition-related costs	16	(12)	28	28	0.02
Tobacco and health litigation items	7	2	5	5	—
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
Cronos-related special items	(93)	(3)	(90)	(90)	(0.04)
Tax items	—	(12)	12	12	—
2020 Adjusted for Special Items	$2,449	$610	$1,839	$1,841	$0.99

2019 Reported	$(1,223)	$591	$(1,814)	$(1,809)	$(1.00)
ABI-related special items [1]	(394)	(82)	(312)	(312)	(0.17)
Asset impairment, exit, implementation and acquisition-related costs	116	10	106	106	0.06
Tobacco and health litigation items	29	7	22	22	0.01
Impairment of JUUL equity securities	4,100	—	4,100	4,100	2.20
Cronos-related special items	(165)	11	(176)	(176)	(0.06)
Tax items	—	43	(43)	(43)	(0.03)
2019 Adjusted for Special Items	$2,463	$580	$1,883	$1,888	$1.01

2020 Reported Net Earnings (Losses)				$1,924	$1.03
2019 Reported Net Earnings (Losses)				$(1,809)	$(1.00)
% Change				100%+	100%+

2020 Net Earnings (Losses) Adjusted for Special Items				$1,841	$0.99
2019 Net Earnings (Losses) Adjusted for Special Items				$1,888	$1.01
% Change				(2.5)%	(2.0)%

1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings (Losses) and Diluted Earnings (Losses) Per Share - Attributable to Altria Group, Inc.
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings (Losses)	Diluted EPS[1]
2020 Net Earnings (Losses)	$4,467	$2.40
2019 Net Earnings (Losses)	$(1,293)	$(0.70)
% Change	100%+	100%+

Reconciliation:
2019 Net Earnings (Losses)	$(1,293)	$(0.70)

2019 ABI-related special items[2]	(303)	(0.16)
2019 Asset impairment, exit, implementation and acquisition-related costs	269	0.15
2019 Tobacco and health litigation items	58	0.03
2019 Impairment of JUUL equity securities	8,600	4.60
2019 Cronos-related special items	640	0.34
2019 Tax items	(99)	(0.05)
Subtotal 2019 special items	9,165	4.91

2020 NPM Adjustment Items	(3)	—
2020 ABI-related special items	(603)	(0.32)
2020 Asset impairment, exit, implementation and acquisition-related costs	(342)	(0.18)
2020 Tobacco and health litigation items	(62)	(0.03)
2020 JUUL changes in fair value	100	0.05
2020 Impairment of JUUL equity securities	(2,600)	(1.40)
2020 Cronos-related special items	(53)	(0.03)
2020 COVID-19 special items	(37)	(0.02)
2020 Tax items	(50)	(0.03)
Subtotal 2020 special items	(3,650)	(1.96)

Fewer shares outstanding	—	0.02
Change in tax rate	(108)	(0.06)
Operations	353	0.19
2020 Net Earnings (Losses)	$4,467	$2.40

[1] Diluted earnings (losses) per share attributable to Altria are computed independently for each period.
   Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

[2] Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Earnings (Losses) before Income Taxes	Provision for Income Taxes	Net Earnings (Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS[1]
2020 Reported	$6,890	$2,436	$4,454	$4,467	$2.40
NPM Adjustment Items	4	1	3	3	—
ABI-related special items	763	160	603	603	0.32
Asset impairment, exit, implementation and acquisition-related costs	431	89	342	342	0.18
Tobacco and health litigation items	83	21	62	62	0.03
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
Impairment of JUUL equity securities	2,600	—	2,600	2,600	1.40
Cronos-related special items	51	(2)	53	53	0.03
COVID-19 special items	50	13	37	37	0.02
Tax items	—	(50)	50	50	0.03
2020 Adjusted for Special Items	$10,772	$2,668	$8,104	$8,117	$4.36

2019 Reported	$766	$2,064	$(1,298)	$(1,293)	$(0.70)
ABI-related special items[2]	(383)	(80)	(303)	(303)	(0.16)
Asset impairment, exit, implementation and acquisition-related costs	331	62	269	269	0.15
Tobacco and health litigation items	77	19	58	58	0.03
Impairment of JUUL equity securities	8,600	—	8,600	8,600	4.60
Cronos-related special items	928	288	640	640	0.34
Tax items	—	99	(99)	(99)	(0.05)
2019 Adjusted for Special Items	$10,319	$2,452	$7,867	$7,872	$4.21

2020 Reported Net Earnings (Losses)				$4,467	$2.40
2019 Reported Net Earnings (Losses)				$(1,293)	$(0.70)
% Change				100%+	100%+

2020 Net Earnings (Losses) Adjusted for Special Items				$8,117	$4.36
2019 Net Earnings (Losses) Adjusted for Special Items				$7,872	$4.21
% Change				3.1%	3.6%

[1] Diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

[2] Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts.

		Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$4,945	$2,117
Inventories	1,966	2,293
Other current assets	206	414
Property, plant and equipment, net	2,012	1,999
Goodwill and other intangible assets, net	17,792	17,864
Investments in equity securities	19,529	23,581
Other long-term assets	964	1,003
Total assets	$47,414	$49,271

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$1,500	$1,000
Accrued settlement charges	3,564	3,346
Other current liabilities	3,999	3,828
Long-term debt	27,971	27,042
Deferred income taxes	4,532	5,083
Accrued postretirement health care costs	1,951	1,797
Accrued pension costs	551	473
Other long-term liabilities	381	345
Total liabilities	44,449	42,914
Redeemable noncontrolling interest	40	38
Total stockholders’ equity	2,925	6,319
Total liabilities and stockholders’ equity	$47,414	$49,271

Total debt	$29,471	$28,042

Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
For the Twelve Months Ended December 31, 2020
(dollars in millions)
(Unaudited)

Twelve Months Ended December 31, 2020
Consolidated Net Earnings (Losses)	$4,454
(Income) loss from equity investments and noncontrolling interests, net	124
Impairment of JUUL equity securities	2,600
Loss on Cronos-related financial instruments	140
Dividends from less than 50% owned affiliates	108
Provision for income taxes	2,436
Depreciation and amortization	257
Asset impairment and exit costs	(4)
Interest and other debt expense, net	1,209
Consolidated EBITDA [1]	$11,324

Current portion of long-term debt	$1,500
Long-term debt	27,971
Total Debt [2]	29,471
Cash and cash equivalents[3]	4,945
Net Debt [4]	$24,526

Ratios:
Total Debt / Consolidated EBITDA	2.6
Net Debt / Consolidated EBITDA	2.2

[1] Reflects the term “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement.

[2] Reflects total debt as presented on Altria’s Condensed Consolidated Balance Sheet at December 31, 2020. See Schedule 10.

[3]Reflects cash and cash equivalents as presented on Altria’s Condensed Consolidated Balance Sheet at December 31, 2020. See Schedule 10.

[4] Reflects total debt, less cash and cash equivalents at December 31, 2020.

										Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Corporate asset impairment and exit costs	Interest and other debt expense, net	Net periodic benefit (income) cost, excluding service cost	(Income) losses from equity investments	Impairment of JUUL equity securities	Loss on Cronos-related financial instruments
2020 Special Items - (Income) Expense
NPM Adjustment Items	$4	$—	$—	$—		$—	$—	$—	$—	$—
ABI-related special items	—	—	—	—	—	—	—	74	—	—
Asset impairment, exit, implementation and acquisition-related costs	16	(4)	(3)	8	(1)	—	—	—	—	—
Tobacco and health litigation items	—	6	—	—	—	1	—	—	—	—
JUUL changes in fair value	—	—	—	—		—	—	(100)	—	—
Cronos-related special items	—	—	—	—	—	—	—	(31)	—	(62)

2019 Special Items - (Income) Expense
ABI-related special items [1]	$—	$—	$—	$—	$—	$—	$—	$(394)	$—	$—
Asset impairment, exit, implementation and acquisition-related costs	3	8	85	4	—	(1)	17	—	—	—
Tobacco and health litigation items	—	29	—	—	—	—	—	—	—	—
Impairment of JUUL equity securities	—	—	—	—		—	—	—	4,100	—
Cronos-related special items	—	—	—	—	—	—	—	(280)	—	115
1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

										Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	Asset impairment and exit costs	General corporate expenses	Corporate asset impairment and exit costs	Interest and other debt expense, net	Net periodic benefit (income) cost, excluding service cost	(Income) losses from equity investments	Impairment of JUUL equity securities	Loss on Cronos-related financial instruments
2020 Special Items - (Income) Expense
NPM Adjustment Items	$4	$—	$—	$—	$—	$—	$—	$—	$—	$—
ABI-related special items	—	—	—	—	—	—	—	763	—	—
Asset impairment, exit, implementation and acquisition-related costs	411	2	(3)	22	(1)	—	—	—	—	—
Tobacco and health litigation items	—	79	—	—	—	4	—	—	—	—
JUUL changes in fair value	—	—	—	—	—	—	—	(100)	—	—
Impairment of JUUL equity securities	—	—	—	—	—	—	—	—	2,600	—
Cronos-related special items	—	—	—	—	—	—	—	(89)	—	140
COVID-19 special items	50	—	—	—	—	—	—	—	—	—

2019 Special Items - (Income) Expense
ABI-related special items [1]	$—	$—	$—	$—	$—	$—	$—	$(383)	$—	$—
Asset impairment, exit, implementation and acquisition-related costs	2	38	158	8	1	95	29	—	—	—
Tobacco and health litigation items	—	72	—	—	—	5	—	—	—	—
Impairment of JUUL equity securities	—	—	—	—	—	—	—	—	8,600	—
Cronos-related special items	—	—	—	—	—	—	—	(514)	—	1,442
1 Prior period amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.